Exhibit 99.1

Polaris Reports Third Quarter 2009 Results

Company Raises and Narrows 2009 EPS Guidance Range

MINNEAPOLIS--(BUSINESS WIRE)--October 15, 2009--Polaris Industries Inc. (NYSE: PII):

Third Quarter Highlights:

  Net income of $0.94 per diluted share for the third quarter 2009 exceeded Company expectations
  Sales declined 25% to $436.2 million in the third quarter 2009, in-line with expectations
  Gross profit margin percentage for the third quarter of 2009 improved by 160 basis points to 24.1% due primarily to product cost reductions, lower commodity costs and improved product mix
  Raising and narrowing full year 2009 earnings guidance to a range of $2.92 to $2.98 per diluted share, compared to previous EPS guidance of $2.70 to $2.90 per diluted share
  Factory and dealer inventories each decreased 18% in the third quarter 2009 versus last year
  During the quarter, the Company unveiled more than 25 new model year 2010 ATV, side-by-side and motorcycle products

Polaris Industries Inc. (NYSE: PII) today reported net income of $31.2 million, or $0.94 per diluted share, a decrease of 17 percent for the quarter ended September 30, 2009 compared to the third quarter 2008 net income of $37.7 million, or $1.13 per diluted share. Sales for the third quarter 2009 totaled $436.2 million, a decrease of 25 percent from last year’s third quarter sales of $580.3 million.

“Our third quarter 2009 results exceeded our expectations and clearly reflect the strength of our business model and our Polaris team,” commented Scott Wine, Chief Executive Officer of Polaris. “While the economic environment remains challenging, we continue to take the long view and invest in the business for future growth and profitability. During the third quarter, we launched and obtained orders for a broad and exciting array of new products, and also continued to drive our focus on cost and productivity to generate 160 basis points of gross margin expansion. Our operational excellence initiatives drove reductions in both total North American dealer inventory levels and total factory inventory levels compared to last year’s third quarter. In short, we are effectively executing our operating plan.”

Wine continued, “We continued to gain market share in our off-road vehicle business during the quarter and parts, garments and accessories sales were better than anticipated. While Victory motorcycle sales were down significantly and Victory dealer inventories remain elevated, we have added both personnel and resources to help drive strategic initiatives to improve the Victory business over time.”

“In July, we took the recession head on and introduced more than 25 new products for model year 2010, which appeal to both the value-oriented consumer as well as the consumer looking for fully featured vehicles. Our new product line-up reflects our focus on innovation as well as our commitment to improving financial results as model year 2010 products are, on average, more profitable on a gross margin percentage basis than the previous year models. Additionally, during the third quarter we expanded our Max Velocity Program, or MVP, to more dealers who can now place orders every two weeks rather than on the previous six month cycle. This retail acceleration program is now being utilized by approximately 50 percent of our North American dealers and is a program we consider to be a competitive advantage for the Company.”

Wine concluded, “Consistent with our strategic objectives to drive growth, we recently hired Todd Balan as Vice President of Corporate Development. Todd brings more than a decade of experience in strategic planning, business development and acquisitions and has a solid track record of successfully analyzing potential acquisition targets. Todd provides new skills and experience to our already strong Polaris team that will enable us to augment our strong history of organic growth with intelligent investments that will accelerate profitable growth and add value for shareholders.”

2009 Business Outlook
While the economic environment is expected to remain challenging, Polaris has made solid progress towards its value engineering and supply chain cost reduction targets and has received positive feedback on the model year 2010 product offerings introduced in July. Based on the orders received from dealers for the model year 2010 products, year-to-date operating results and the current outlook on the macro economic environment near-term, the Company is raising and narrowing the guidance range for full year 2009 earnings per diluted share.

The Company now expects full year 2009 earnings to be in the range of $2.92 to $2.98 per diluted share, compared to previously issued guidance of $2.70 to $2.90 per diluted share for 2009 and reported earnings of $3.50 per diluted share for the full year 2008. Sales for the full year 2009 are expected to decline in the range of 20 to 22 percent compared to the full year 2008, narrowed from previously issued guidance.

The Company expects fourth quarter 2009 sales to be down 12 to 17 percent from the fourth quarter of 2008, with earnings in the range of $1.19 to $1.25 per diluted share compared to $1.11 per diluted share in the fourth quarter 2008. The increase in anticipated earnings per share is primarily a result of the various cost reduction initiatives the Company has been implementing during 2009, in addition to an expected benefit from currency movements when compared to the fourth quarter of 2008.

	Third Quarter ended			Nine Months ended
Product line Sales	September 30,			September 30,
(in thousands)	2009	2008	Change	2009	2008	Change
Off-Road Vehicles	$261,108	$371,194	-30%	$738,312	$986,000	-25%
Snowmobiles	82,218	94,624	-13%	97,797	110,065	-11%
On-Road/Victory Motorcycles	9,344	20,998	-56%	33,672	71,753	-53%
Parts, Garments & Accessories	83,527	93,465	-11%	224,336	256,833	-13%
Total Sales	$436,197	$580,281	-25%	$1,094,117	$1,424,651	-23%

ORV (off-road vehicle) sales during the third quarter 2009, which included sales of both core ATVs (all-terrain vehicles) and RANGER™ side-by-side vehicles, decreased 30 percent from the strong comparables in the third quarter 2008. This decrease reflects the ongoing weakness in the consumer retail environment and Polaris’ continued commitment to helping our dealers reduce their core ATV inventory levels. ATV dealer inventory levels in North America finished the third quarter 2009 32 percent lower than the end of the third quarter 2008. This represents the 12th consecutive year-over-year quarter decline in core ATV dealer inventory levels. Side-by-side retail sales were lower during the third quarter 2009 compared to the third quarter 2008, but improved sequentially over the first six months of 2009 to down mid-single digit percentage for the 2009 third quarter. As a result, Polaris shipped fewer side-by-side vehicles in the third quarter to help dealers maintain inventories at acceptable levels. Although the ORV markets remain weak, the Company continued to be aggressive in new product development with the introduction of several new innovative model year 2010 products including;

  Several RANGER™ models with increased horsepower
  A mid-sized value priced RANGER™
  An electric version of the new midsized RANGER™, the RANGER™ EV, a quieter machine for operating inside barns or stealthy trips to the deer stand, which has many of the same features of the gasoline powered model
  Two new Sportsman Touring ATV models built on the same award winning chassis as the Sportsman XP
  Several other ATV models with enhancements including more horsepower, redesigned chassis and suspensions for better handling, and updated styling

International ORV sales declined 25% in the third quarter 2009, when compared to the third quarter 2008, as weak economic conditions in Europe and Russia reduced demand for Polaris products. However, the Company continued to gain ORV market share internationally during the 2009 third quarter.

Sales of the On-road division, which today primarily consists of Victory motorcycles, decreased 56 percent during the third quarter of 2009 when compared to the same period in 2008. The decrease reflects the continuing planned reduction in shipments of Victory motorcycles to dealers in North America and increased promotional activities during the third quarter to assist dealers’ efforts in further reducing their inventory levels. The overall motorcycle industry retail sales environment continued to be weak during the third quarter 2009, with industry wide North American retail sales of heavyweight cruiser and touring motorcycles over 1400cc decreasing in the high twenty percent range compared to the same period last year. Victory retail sales to consumers declined more than the industry wide sales during the 2009 third quarter. Although dealer inventory levels of Victory motorcycles are 22 percent lower at the end of the 2009 third quarter compared to the third quarter last year, further reductions are needed. The Company has taken a number of proactive measures to reinvigorate retail sales including, adding personnel and resources, streamlining the product line-up, increasing promotions and expanding its international market presence. To remain competitive in the market and further expand its product offerings, the Company introduced two new touring motorcycles for model year 2010, the Cross Country and Cross Roads models, both targeted at the large touring motorcycle market segment. Additionally, several value oriented models were added to the Victory line for model year 2010. During the 2009 third quarter the on-road division began shipping the Polaris Breeze™, the Company’s first electric powered low emission vehicle, to a select number of neighborhood vehicle dealerships. The initial response to the product by dealers and consumers has been positive.

Parts, Garments, and Accessories (“PG&A”) sales decreased 11 percent during the third quarter 2009 compared to the same period of last year. The decrease was driven primarily by the lower retail sales of Polaris vehicles during the third quarter 2009; however, the decline in sales was less than the overall Company sales decline as the large installed base of Polaris owners remain loyal to the Polaris brand and continue to purchase PG&A for their products. The gross margin percentage continued to expand in the Company’s highest margin product line during the third quarter and the Company added over 200 new accessories to its PG&A product portfolio for model year 2010.

Snowmobile sales decreased 13 percent for the 2009 third quarter compared to the third quarter 2008. The third quarter decrease reflects the impact of the overall weak economic environment offset somewhat by a product mix benefit related to the timing of shipments of the new models. During the third quarter, the Company began initial shipments of the new RUSH™ snowmobile, which was recently named snowmobile of the year by SnowGoer magazine.

Gross profit as a percentage of sales was 24.1 percent for the third quarter of 2009, an increase of 160 basis points from 22.5 percent for the third quarter of 2008. Gross profit dollars decreased to $104.9 million for the third quarter 2009, compared to $130.3 million for the third quarter of 2008, due to lower sales. The 160 basis points increase in the gross profit margin percentage during the 2009 third quarter resulted primarily from continued product cost reduction efforts, lower commodity costs and a favorable product mix change given the relatively lower declines in shipments of the higher-margin side-by-side vehicles and PG&A sales. The gross profit margin percentage increase was partially offset by an unfavorable movement in currency rates, increased promotional costs for Victory motorcycles, and higher warranty expenses during the third quarter 2009 compared to the third quarter 2008.

Operating expenses for the third quarter 2009 decreased 20 percent to $63.2 million compared to $79.0 million for the third quarter of 2008. Operating expenses in absolute dollars for the third quarter 2009 decreased $15.8 million primarily due to operating cost control measures and the reduction in incentive compensation plan expenses resulting from the Company’s expected lower profitability in 2009. Operating expenses as a percentage of sales were 14.5 percent for the third quarter 2009, an increase from 13.6 percent in the third quarter of 2008, due primarily to lower sales volume during the third quarter 2009, partially offset by the implementation of operating expense control measures. Through the first nine months of 2009, the Company reduced operating expenses by $34.5 million, or 16 percent, compared to the same period last year.

Income from financial services decreased 12 percent to $3.9 million during third quarter 2009 from $4.5 million in the third quarter of 2008. The decrease was primarily due to lower income generated from retail credit activity resulting from the lower retail sales levels in 2009. The Company reported that availability of retail credit financing has stabilized and remains at acceptable levels through its relationships with HSBC Bank (“HSBC”), GE Money Bank (“GE”) and Sheffield Financial (“Sheffield”), which provide retail revolving and installment financing credit to United States consumers. During the third quarter 2009, 52 percent of consumer retail credit loan applications from Polaris customers were approved by HSBC, GE or Sheffield, an improvement sequentially from the approval rate of 46 percent for the first six months 2009. Additionally, 35 percent of Polaris’ retail customers in the United States financed their Polaris product purchases through HSBC, GE or Sheffield, which is slightly better than the penetration rate achieved for the first six months of 2009.

Interest expense decreased to $1.1 million for the third quarter 2009, compared to $2.6 million for the third quarter 2008, due to lower interest rates, and to a lesser extent, lower borrowings on the Company’s credit facility during the 2009 period.

Non-operating other income was $1.3 million in the third quarter of 2009 compared to $0.2 million of income in the third quarter of 2008. The increase in income for the 2009 third quarter was primarily due to the weakening U.S. dollar and the resulting effects on the Canadian dollar and other international currency hedging activities and foreign currency transactions related to the foreign subsidiaries. This currency related income only partially offset the Company’s overall negative impact of currency movements in the 2009 third quarter.

The Income tax provision for the third quarter 2009 was recorded at a rate of 32.1 percent of pretax income compared to 29.3 percent of pretax income for the third quarter 2008. The higher income tax rate in the third quarter 2009 is primarily due to a lower amount of favorable tax events in the third quarter 2009 compared to the third quarter 2008.

Financial position and cash flow
Borrowings under the credit agreement were $200.0 million at September 30, 2009, compared to $220.0 million at September 30, 2008, which leaves $250.0 million available for borrowing under the Company’s $450.0 million credit agreement. The Company’s debt-to-total capital ratio was 53 percent at September 30, 2009 compared to 61 percent at September 30, 2008. Cash and cash equivalents improved to $72.8 million at September 30, 2009 compared to $43.2 million at September 30, 2008. Factory inventory declined 18 percent to $220.8 million in the third quarter 2009, compared to the third quarter 2008, as the Company continues to make adjustments to its production and operations in response to the weak retail demand trends.

Net cash provided by operating activities for the third quarter of 2009 increased slightly to $111.2 million compared to $110.5 million in the third quarter of 2008. During the nine months ended September 30, 2009, $102.5 million in net cash was provided by operating activities compared to $132.3 million in net cash provided by operating activities during the first nine months of 2008. The decrease in net income for the 2009 year-to-date period and a decrease in accrued liabilities are the primary reasons for the decrease in the 2009 nine month cash flow provided by operating activities compared to the prior year-to-date period. Net cash used for investing activities decreased to $21.5 million during the 2009 year-to-date period compared to $47.3 million in the 2008 year-to-date period due to reduced capital expenditures. Net cash flow used for financing activities was $35.3 million during the first nine months of 2009 compared to a use of cash for financing activities totaling $105.1 million for the same period in 2008 primarily due to a significant decline in share repurchase activity in 2009. The Company paid dividends during the first nine months of 2009 totaling $37.6 million, compared to $37.4 million in the first nine months of 2008, at a rate per share in 2009 that is slightly higher than last year’s per share rate.

Conference Call and Webcast Presentation
Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ third quarter 2009 earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome prior to the beginning of the conference call. To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada, or 973-200-3967 Internationally. The Conference ID is #93141763.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 Internationally.

About Polaris
With annual 2008 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets off-road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use and has recently introduced a new on-road electric powered neighborhood vehicle.

Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ORVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the cruiser and touring motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2009 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Sales	$436,197	$580,281	$1,094,117	$1,424,651
Cost of Sales	331,286	449,956	829,508	1,098,188
Gross profit	104,911	130,325	264,609	326,463
Operating expenses
Selling and marketing	27,338	39,692	83,368	104,050
Research and development	15,305	19,638	47,127	59,131
General and administrative	20,545	19,674	50,899	52,705
Total operating expenses	63,188	79,004	181,394	215,886

Income from financial services	3,922	4,476	12,292	17,209
Operating Income	45,645	55,797	95,507	127,786

Non-operating Expense (Income):
Interest expense	1,059	2,617	3,205	7,824
Impairment charge on securities held for sale	-	-	8,952	-
Other expense (income), net	(1,322)	(150)	(2,002)	(1,059)
Income before income taxes	45,908	53,330	85,352	121,021

Provision for Income Taxes	14,737	15,638	28,245	39,866
Net Income	$31,171	$37,692	$57,107	$81,155

Basic Net Income per share	$0.96	$1.16	$1.76	$2.46

Diluted Net Income per share	$0.94	$1.13	$1.73	$2.40

Weighted average shares outstanding:
Basic	32,423	32,384	32,357	32,989
Diluted	33,244	33,275	32,931	33,865

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to Reclassification	September 30, 2009	September 30, 2008
(In Thousands)	(Unaudited)	(Unaudited)

Assets
Current Assets:
Cash and cash equivalents	$72,763	$43,162
Trade receivables, net	88,073	77,275
Inventories, net	220,836	268,319
Prepaid expenses and other	18,498	18,073
Deferred tax assets	78,199	70,457
Total current assets	478,369	477,286

Property and equipment, net	203,901	217,910
Investments in finance affiliate	40,847	45,532
Investments in manufacturing affiliates	11,262	28,244
Deferred tax assets	-	8,163
Goodwill, net	25,589	25,960
Total Assets	$759,968	$803,095

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$109,796	$151,505
Accrued expenses:
Compensation	44,858	55,767
Warranties	28,206	27,654
Sales promotions and incentives	77,345	89,968
Dealer holdback	55,620	61,232
Other	42,618	39,135
Income taxes payable	17,933	12,117
Current liabilities of discontinued operations	1,850	2,242
Total current liabilities	378,226	439,620

Long term income taxes payable	4,481	4,581
Deferred income taxes	43	-
Borrowings under credit agreement	200,000	220,000
Total liabilities	$582,750	$664,201

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized,
no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized,
32,663 and 32,358 shares issued and outstanding	$327	$324
Additional paid-in capital	—	—
Retained earnings	169,755	117,281
Accumulated other comprehensive income, net	7,136	21,289
Total shareholders' equity	$177,218	$138,894

Total Liabilities and Shareholders' Equity	$759,968	$803,095

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Subject to Reclassification	For Nine Months
(In Thousands)	Ended September 30,
(Unaudited)	2009	2008

Operating Activities:
Net income	$57,107	$81,155
Adjustments to reconcile net income to net cash provided by
operating activities:
Noncash impairment charge on securities held for sale	8,952	—
Depreciation and amortization	46,650	45,383
Noncash compensation	7,388	14,437
Noncash income from financial services	(2,976)	(3,346)
Noncash loss from manufacturing affiliates	306	74
Deferred income taxes	(6,212)	(7,642)
Changes in current operating items:
Trade receivables	10,524	5,609
Inventories	1,476	(49,977)
Accounts payable	(6,190)	61,460
Accrued expenses	(34,977)	(17,337)
Income taxes payable	18,459	3,238
Prepaid expenses and others, net	1,946	(746)
Net cash provided by continuing operations	102,453	132,308
Net cash flow used by discontinued operations	-	(60)
Net cash provided by operating activities	102,453	132,248

Investing Activities:
Purchase of property and equipment	(35,214)	(58,892)
Investments in finance affiliate, net	13,694	11,615
Net cash (used for) investing activities	(21,520)	(47,277)

Financing Activities:
Borrowings under credit agreement	364,000	584,000
Repayments under credit agreement	(364,000)	(564,000)
Repurchase and retirement of common shares	(400)	(102,871)
Cash dividends to shareholders	(37,574)	(37,449)
Tax effect of proceeds from stock based compensation exercises	(336)	2,883
Proceeds from stock issuances under employee plans	3,013	12,347

Net cash (used for) financing activities	(35,297)	(105,090)

Net increase (decrease) in cash and cash equivalents	45,636	(20,119)

Cash and cash equivalents at beginning of period	27,127	63,281

Cash and cash equivalents at end of period	$72,763	$43,162

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500